UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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3M Company
(Name of Registrant as Specified In Its Charter)

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April 26, 2010

Dear Stockholder:

I write to solicit your support for the position of 3M Company and its Board of Directors in opposing the stockholder proposal on special meetings, to be voted on at the Company’s Annual Meeting of Stockholders scheduled to take place on May 11, 2010.

The proposal, submitted by Nick Rossi, requests that the Board amend the Company’s Bylaws to give the holders of 10 percent of our outstanding common stock the power to call special stockholder meetings. Our Board opposes this proposal for the following reasons:

•                  Our stockholders already have a meaningful right to call a special meeting.  The Company’s Bylaws permit the holders of 25 percent of our outstanding stock to call a special meeting upon written request to the Board.

•                  Given the size of the Company and the number of its stockholders, convening a meeting of stockholders is a significant undertaking that requires a substantial commitment of time and financial resources.  The Company must pay to prepare, print, and distribute legal disclosure documents to 975,600 stockholders; solicit proxies; and tabulate votes. The costs of such special meetings are estimated to be $1,750,000.  Because of these burdens and significant costs, special stockholder meetings should be extraordinary events that occur only when a substantial percentage of the stockholders agree there are extremely pressing matters that must be addressed before the next Annual Meeting.

•                  The Board believes that a 25 percent threshold strikes the appropriate balance between giving stockholders the ability to call special meetings, and protecting the resources of the Company and interests of all stockholders.  Lowering the threshold to 10 percent could force the Company to expend a great deal of time and money on a special meeting even if up to 90 percent of the Company’s stockholders do not want a special meeting.

•                  Special meetings could also be abused by special interest stockholder groups. The proposal, with its low 10 percent ownership requirement, could subject the Company to disruption from special interest stockholder groups with an agenda not in the best interests of the Company or the majority of stockholders.  Stockholders can be self-interested in ways that directors, bound by the duties of care and loyalty, cannot be. The proposal would permit a small group of stockholders, who have a special interest, to use the extraordinary measure of a special meeting to serve their narrow self-interest.

3M’s Board of Directors has taken numerous actions (including those proposed by stockholders) to promote effective corporate governance and accountability to stockholders, including: (i) appointing an independent director as lead director, (ii) declassifying the Board and electing all directors annually, (iii) amending our Bylaws to provide for majority voting in uncontested director elections, (iv) stockholder approval of poison pills, (v) eliminating supermajority voting provisions in our governing documents, and (vi) amending our Bylaws to give the holders of 25 percent of our outstanding stock the right to call special meetings.  Nine of the ten members of 3M’s Board are independent directors.

For these reasons, and for the actions outlined above that illustrates the Board’s focus on effective corporate governance and accountability to stockholders, I ask your support in opposing this stockholder proposal.  As always, I value your input and would appreciate the opportunity to discuss any questions or comments you may have.

Sincerely,

/s/ George W. Buckley
George W. Buckley
Chairman of the Board, President and
Chief Executive Officer